Exhibit 99.1
July 18, 2024

Fellow shareholders,

Summary:

•We had a strong Q2 with 17% revenue growth and an operating margin of 27% vs. 22% last year. We now expect full year 2024 reported revenue growth of 14% to 15% (up from 13% to 15%) and an operating margin1 of 26% (vs. 25% previously).
•We’re working to improve every aspect of Netflix so we can better serve existing and future members.
◦In Q2 we had a wide variety of hit series like Bridgerton S3, Baby Reindeer, Queen of Tears and The Great Indian Kapil Show, and popular films like Under Paris, Atlas and Hit Man and The Roast of Tom Brady, which attracted our largest live audience yet.
◦We began testing a new, simpler and more intuitive TV homepage in June, which we believe will significantly improve the discovery experience on Netflix.
•We’re making steady progress scaling our ads business. Ads tier membership grew 34% quarter on quarter, and we’re building an in-house ad tech platform that we’ll test in Canada in 2024 and launch more broadly in 2025.
•We continue to invest in and expand our entertainment offering — as well as build our reach, recommendations and fandom — so that we can extend our lead with consumers, and sustain healthy revenue and profit growth as a business.

Our summary results, and forecast for Q3, are below.

(in millions except per share data)	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24 Forecast
Revenue	$8,187	$8,542	$8,833	$9,370	$9,559	$9,727
Y/Y % Growth	2.7%	7.8%	12.5%	14.8%	16.8%	13.9%
Operating Income	$1,827	$1,916	$1,496	$2,633	$2,603	$2,730
Operating Margin	22.3%	22.4%	16.9%	28.1%	27.2%	28.1%
Net Income	$1,488	$1,677	$938	$2,332	$2,147	$2,237
Diluted EPS	$3.29	$3.73	$2.11	$5.28	$4.88	$5.10

Global Streaming Paid Memberships	238.39	247.15	260.28	269.60	277.65
Y/Y % Growth	8.0%	10.8%	12.8%	16.0%	16.5%
Global Streaming Paid Net Additions	5.89	8.76	13.12	9.33	8.05

Net cash provided by operating activities	$1,440	$1,992	$1,663	$2,213	$1,291
Free Cash Flow	$1,339	$1,888	$1,581	$2,137	$1,213
Shares (FD)	451.6	450.0	444.3	441.7	439.7

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1 Based on F/X rates from 1/1/24.

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Q2 Results
Revenue grew 17% in Q2 (or 22% on a foreign exchange (F/X) neutral basis)2, driven primarily by a 16% year over year increase in average paid memberships. ARM3 was up 1% year over year or 5% on a F/X neutral basis. Similar to recent quarters, the primary difference between F/X neutral and reported growth was large peso price increases in Argentina due to local inflation and the devaluation of the Argentine peso relative to the US dollar. Global revenue was 1% higher than our beginning of quarter guidance due primarily to stronger-than-forecasted paid net additions of 8.0M vs. 5.9M in Q2’23.

Operating income for Q2 amounted to $2.6B, an increase of 42% vs. Q2’23. Operating margin of 27.2% improved five percentage points vs. 22.3% in the year ago quarter. Both were slightly above our guidance forecast due to higher than expected revenue.

Q2’24 EPS was $4.88 vs. $3.29 (+48% year over year). Net income included a $43 million non-cash unrealized gain from F/X remeasurement on our Euro denominated debt, which is recognized below operating income in “interest and other income.”

Forecast
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. Our primary financial metrics are revenue for growth and operating margin for profitability. Our goals are to sustain healthy revenue growth, expand our operating margin and grow free cash flow.

For Q3’24, we expect revenue growth of 14% year over year. On a F/X neutral basis this translates into 19% revenue growth due primarily to the price changes in Argentina and the devaluation of the local currency relative to the US dollar. We expect paid net additions to be lower than Q3’23, which had the first full quarter impact from paid sharing. Like recent quarters, we forecast global ARM on a reported basis to be roughly flat year over year in Q3 due to ongoing F/X headwinds and plan and country mix.

For the full year 2024, based on F/X rates at the end of Q2’24, we now expect revenue growth of 14% to 15%, up from 13% to 15% previously. Our updated revenue forecast reflects solid membership growth trends and business momentum, partially offset by the strengthening of the US dollar vs. most other currencies. We also now expect 2024 operating margin of 26% based on F/X rates as of January 1, 2024, up from our prior estimate of 25%, due to the improved revenue outlook and ongoing expense discipline. As we’ve noted in the past, while we've launched a F/X risk management program to reduce near term volatility, we don’t intend to be fully hedged, which is why we guide and manage to a F/X neutral operating margin target. Our goal is to increase our operating margin each year, though the rate of expansion will vary year to year.

Engagement & Competition
Viewing is key to Netflix’s success. It’s the best proxy we have for member happiness, and when people watch more, they stick around longer (retention), talk about Netflix more often (which drives acquisition) and place a higher value on our service. According to Nielsen, streaming accounts for 40% of total TV time in the US today, with Netflix and YouTube the clear leaders in direct to consumer
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2 Excluding the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.
3 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.

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entertainment. Collectively our two services account for almost half of all streaming TV watch time in the US. In H1 2024 (and despite headwinds from paid sharing) Netflix generated more view hours in the Nielsen Top 10 across film, series and licensed titles than all the other streamers combined. The challenge for so many of our competitors is that while they are investing heavily in premium content, it’s generating relatively small viewing on their streaming services and linear continues to decline.

Netflix and YouTube compete for people’s time and attention. Our movies and TV shows drive excitement and fan engagement on YouTube, as well as social media. We believe that our entertainment offering satisfies important needs for both consumers and the creators of great movies and TV shows, who need partners that can share in the risk inherent in bringing these stories to life. So looking to the future, we believe our biggest opportunity is winning a larger share of the 80%+ of TV time (primarily linear and streaming) that neither Netflix nor YouTube has today.

If we execute well — better stories, easier discovery and more fandom — while also establishing ourselves in newer areas like live, games and advertising, we believe that we have a lot more room to grow. Across streaming, pay TV, film, games and branded advertising, it’s a $600B+ market, and today Netflix accounts for just ~6% of that revenue. But success starts with the consumer. Because when we delight people with our entertainment, Netflix can drive higher engagement, revenue and profit than the competition. This in turn creates a more loved and valued entertainment company — for our members, creators and shareholders — that we can strengthen and grow over time.

Improving our Entertainment Offering
As we explained in the latest version of our culture memo4, which we published in June, “Netflix has come a long way since we mailed our first DVD in 1998. But we’re nowhere close to where we want to be in the future.” It’s why we focus so relentlessly on improving our entertainment offering.

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4 https://jobs.netflix.com/culture

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Series and Film
As our viewing shows, people remain hugely excited about and inspired by premium storytelling — in Q2, for example, the Bridgerton universe5 generated a massive 172M views6. It all starts with variety and quality, because if people don’t think something is great, or it’s not to their taste, they will simply switch it off. And we need people to press play and stay to drive engagement. Commentators often ask if Netflix needs so many shows and films, and the answer is an emphatic yes. With 278M member households — and more than two people per household on average — we’re programming for an audience of over 600M. It’s a huge number and to delight this many people, we need lots of great stories that appeal to many different tastes and moods. It’s why we continue to increase the investment in our programming, even as many of our competitors are pulling back.

Yesterday's news that Netflix was the most nominated brand for the 76th annual Primetime Emmy Awards demonstrated the breadth and quality of our programming, and the outstanding work of our creative partners. We gained 107 nominations across 35 series, TV movies and specials, including for dramas The Crown, Baby Reindeer, Ripley and 3 Body Problem; documentaries Beckham, and The Greatest Night in Pop; reality shows Love is Blind, Queer Eye and Love On The Spectrum; movies Unfrosted and Scoop; animated series Blue Eye Samurai; and our first live nomination for The Greatest Roast of All Time: Tom Brady.

In Q2, we delivered variety and quality across an amazing slate of loved titles, including Bridgerton season 3* (98.5M views), which is now our sixth most popular English language TV series of all time. #Polin also propelled seasons one and two of Bridgerton, as well as Shondaland’s prequel Queen Charlotte, back into the Top 10. Under Paris*, our buzzy shark horror movie from France, is now number three on our most popular non-English film list with 90.9M views. Other successful titles include the Spanish investigative TV thriller The Asunta Case* (31.3M views), the crime series Crooks from Germany (15.7M views), Queen of Tears* (29.3M) from Korea which we just renewed for a second season, as well as the sci-fi action movie Atlas* starring Jennifer Lopez (79.3M views), the acclaimed comedy Hit Man* (33.2M views) and City Hunter* (16.5M views), a live action adaptation of the Japanese manga.

The UK and India have had especially strong slates this year. Audiences were enthralled by our British hit drama Baby Reindeer (88.4M views and 11 Emmy nominations) which, like The Gentleman, One Day and Fool Me Once (now number eight on our most watched English language TV list), spent multiple weeks on our global TV Top 10 list. In Q2, India was our No. 2 and 3 country in terms of paid net adds and revenue percent growth, respectively, helped by big successful titles like Heeramandi: The Diamond Bazaar* (15.0M views), our biggest Indian drama series ever, and Amar Singh Chamkila (8.3M views) — as well as licensed films such as Laapataa Ladies and Shaitaan.

The Roast of Tom Brady* (22.6M views) showed the power of eventized programming — and Netflix’s ability to deliver these big, buzzy live moments for our members. We expect upcoming events like Joe Rogan: Burn the Boats, Chestnut vs Kobayashi: Unfinished Beef, the Jake Paul and Mike Tyson boxing match as well as weekly WWE programming starting in 2025 to build on that. In May, we announced8 Netflix will be the home for both Christmas Day NFL games this year, and that we’ll have exclusive rights to at least one of the NFL Christmas games in 2025 and 2026, with the option to pick up a second.

Games
We’re about three years into our games initiative. In that time we’ve seen how big existing games like Grand Theft Auto can be on Netflix, even at this early stage. We’ve also learned that games based on
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5 All three seasons of Bridgerton plus Queen Charlotte.
6 A view is defined as hours viewed divided by runtime for each title. Views for a title are based on the first 91 days since the release of each episode (less than 91 days denoted with an asterisk and data is from launch date through July 14, 2024). We publish our top titles based on views each week at Netflix Top 10.7
7 https://www.netflix.com/tudum/top10/
8 https://www.netflix.com/tudum/articles/nfl-games-on-netflix

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Netflix IP are very appealing too, especially when timed to the launch of a series or film. In September 2023, we launched Netflix Stories — an ever increasing catalog of interactive fiction games based on hit Netflix series and films – with Love is Blind. In Q2, we added Virgin River and Perfect Match. Starting in July we’ll launch about one new title per month like Emily in Paris and Selling Sunset. Separately, we will premiere a multiplayer game based on the Squid Game universe later this year timed to the launch of season two of our biggest TV series ever.

Product
With so many titles — plus now games and live — it’s imperative that members can easily find the right title or game at the right moment. While our recommendations are widely recognized as industry leading, we believe we can do much more to improve discovery on Netflix. So we recently began testing a new, more intuitive TV homepage design, our biggest update in a decade. This new interface provides more visible title information at a glance — including synopsis, genre and ratings. Title previews are also larger and more dynamic, with more immersive trailers and bigger box art to make browsing easier. We’ve also simplified the navigation bar and moved it to the top of the page to create quicker, easier short cuts. And this new design includes My Netflix, which has everything members have saved or watched and was previously only available on mobile. As always with any changes to our product, we’ll listen to the feedback, learn and continue to improve the experience over time.

Partnerships
From the early days of streaming, we saw partnerships with device makers and pay TV and mobile operators as key to ensuring Netflix was easy to find and use. These partnerships are a win-win — making it simple for people to discover, sign-up, use and pay for Netflix. In turn, our device and operator partners benefit through increased device sales from consumers seeking devices integrated with Netflix and greater customer acquisition and higher retention as well as the opportunity to upsell higher value data or content packages. We haven’t bundled Netflix solely with other streamers like Disney+ or Max9 because Netflix already operates as a go-to destination for entertainment thanks to the breadth and variety of our slate and superior product experience. This has driven industry leading penetration, engagement and retention for us, which limits the benefit to Netflix of bundling directly with other streamers10.

Advertising
Ads fulfill two important strategic priorities for Netflix: first they enable us to offer lower prices to consumers; and second, they create an additional revenue and profit stream for the business. Just over 18 months since launch, we continue to scale our ads tier, which now accounts for over 45% of all signups in our ads markets. Its attractiveness ($6.99 a month in the US, with two streams, high definition and downloads) — coupled with the phasing out of our Basic plan in the UK and Canada, which we will now start in the US and France — has increased our ads member base by 34% sequentially in Q2.

We also continue to improve the service we offer advertisers. For example, in the UK, starting September, Barb will measure Netflix’s ad supported plan, making it easier for clients to plan campaigns and understand their audiences on Netflix. We also have new features like the “pause” or “keep watching” ads and in the two months since the launch of the beta in May, we’ve closed over 60 pause ad campaigns with big brands like Expedia, Coca-Cola, Ford, L'Oréal and McDonald’s. Most important of all, at our Upfront, we announced our new, in-house ad tech platform, which we’ll test in Canada later in 2024 and launch more broadly in 2025. This will give advertisers new ways to buy, insights to leverage

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9 https://press.disneyplus.com/disney-entertainment-and-warner-bros-discovery-announce-disney-plus-hulu-max-bundle
10 In some partnerships, operators may include other streaming services in a bundle with Netflix and the operator’s services.

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and ways to measure impact. On the programmatic side, we’ll also expand our capabilities this summer to include The Trade Desk, Google DV 360, and Magnite.

Given this sustained progress, we believe that we’re on track to achieve critical ad subscriber scale for advertisers in our ad countries in 2025, creating a strong base from which we can further increase our ad membership in 2026 and beyond. Our ad revenue is growing nicely and is becoming a more meaningful contributor to our business. But building a business from scratch takes time — and coupled with the large size of our subscription revenue — we don't expect advertising to be a primary driver of our revenue growth in 2024 or 2025. The near term challenge (and medium term opportunity) is that we’re scaling faster than our ability to monetize our growing ad inventory. It’s why continuing to build our ad sales, measurement and tech capabilities is so important. Based on everything we’ve learned and our progress over the last 18 months — we’re confident that advertising will be a key component of our longer term revenue and profit growth.

Cash Flow and Capital Structure
Net cash generated by operating activities in Q2 was $1.3B vs. $1.4 billion in the prior year period. Free cash flow(FCF)11 totaled $1.2B compared with $1.3B in last year’s Q2. We continue to expect full year 2024 FCF of approximately $6B, assuming no material swings in F/X rates. During Q2, we repurchased 2.6M shares for $1.6B and we have $5B remaining under our existing authorization. At quarter end, gross debt totaled $14B, while cash, cash equivalents, and short-term investments amounted to $6.7B. We have $1.8B of debt maturities in the next twelve months, which we plan to refinance.

Environmental, Social, and Governance (ESG)
We recently published our fifth annual Environmental, Social and Governance (ESG) report12. Key updates for 2023 include how we are decarbonizing and reducing emissions in our operations and productions through clean energy technology (learn more about our sustainability progress here13), investing in a culture of inclusion and changing our corporate governance including updated executive pay.

Reference
For quick reference, our past investor letters can be found here14.

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11 Defined as cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.
12 http://ir.netflix.com/2023ESGReport
13 https://about.netflix.com/en/news/netflix-sustainability-progress-three-years-in
14 https://ir.netflix.net/financials/quarterly-earnings/default.aspx

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Regional Breakdown

(in millions)	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24
UCAN Streaming:
Revenue	$3,599	$3,735	$3,931	$4,224	$4,296
Paid Memberships	75.57	77.32	80.13	82.66	84.11
Paid Net Additions	1.17	1.75	2.81	2.53	1.45
Average Revenue per Membership	$16.00	$16.29	$16.64	$17.30	$17.17
Y/Y % Growth	—%	—%	3%	7%	7%
F/X Neutral Y/Y % Growth	1%	—%	3%	7%	7%

EMEA:
Revenue	$2,562	$2,693	$2,784	$2,958	$3,008
Paid Memberships	79.81	83.76	88.81	91.73	93.96
Paid Net Additions	2.43	3.95	5.05	2.92	2.24
Average Revenue per Membership	$10.87	$10.98	$10.75	$10.92	$10.80
Y/Y % Growth	(3)%	2%	3%	—%	(1)%
F/X Neutral Y/Y % Growth	(1)%	(2)%	(1)%	—%	1%

LATAM:
Revenue	$1,077	$1,143	$1,156	$1,165	$1,204
Paid Memberships	42.47	43.65	46.00	47.72	49.25
Paid Net Additions	1.22	1.18	2.35	1.72	1.53
Average Revenue per Membership	$8.58	$8.85	$8.60	$8.29	$8.28
Y/Y % Growth	(1)%	3%	4%	(4)%	(3)%
F/X Neutral Y/Y % Growth	8%	8%	16%	16%	24%

APAC:
Revenue	$919	$948	$963	$1,023	$1,052
Paid Memberships	40.55	42.43	45.34	47.50	50.32
Paid Net Additions	1.07	1.88	2.91	2.16	2.83
Average Revenue per Membership	$7.66	$7.62	$7.31	$7.35	$7.17
Y/Y % Growth	(13)%	(9)%	(5)%	(8)%	(6)%
F/X Neutral Y/Y % Growth	(7)%	(6)%	(4)%	(4)%	(3)%
F/X Neutral ARM growth excludes the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

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F/X Neutral Operating Margin Disclosure
To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2024 based on F/X rates at that time), absent intra-year fluctuations in F/X.
July 18, 2024 Earnings Interview, 1:45pm PT
Our live video interview will be on youtube/netflixir15 at 1:45pm PT today. Co-CEOs Greg Peters and Ted Sarandos, CFO Spence Neumann and VP of Finance/IR/Corporate Development Spencer Wang, will all be on the video to answer questions submitted by sellside analysts.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	323 287-0756

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15 https://www.youtube.com/netflixir

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and adjusted operating profit and margin, and free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and adjusted operating profit and margin allow investors to compare our projected results to our actual results absent year-over-year and intra-year currency fluctuations, respectively, and the impact of restructuring costs. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income (profit), operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements and in the F/X neutral operating margin disclosure above. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment and change in other assets, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending September 30, 2024 and fiscal year ending December 31, 2024; adoption and growth of streaming entertainment; growth strategy and outlook; market opportunity; competitive landscape and position; entertainment offerings, including TV shows, movies, games, and live programming; engagement; slate strength; pricing and plans strategy; ad-supported tier and its prospects; ads business; product strategy; partnerships; impact of foreign exchange rates; foreign currency exchange hedging program; stock repurchases; debt refinancings; paid net additions; revenue and revenue growth; ARM, operating income, operating margin, net income, earnings per share, and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; failing to improve the variety and quality of entertainment offerings; adoption of the ads plan and paid sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 26, 2024. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues	$9,559,310	$9,370,440	$8,187,301	$18,929,750	$16,348,804
Cost of revenues	5,174,143	4,977,073	4,673,470	10,151,216	9,477,095
Marketing	644,084	654,340	627,168	1,298,424	1,182,530
Technology and development	711,254	702,473	657,983	1,413,727	1,345,258
General and administrative	426,992	404,020	401,497	831,012	802,421
Operating income	2,602,837	2,632,534	1,827,183	5,235,371	3,541,500
Other income (expense):
Interest expense	(167,986)	(173,314)	(174,812)	(341,300)	(349,051)
Interest and other income (expense)	79,005	155,359	26,961	234,364	(44,243)
Income before income taxes	2,513,856	2,614,579	1,679,332	5,128,435	3,148,206
Provision for income taxes	(366,550)	(282,370)	(191,722)	(648,920)	(355,476)
Net income	$2,147,306	2,332,209	$1,487,610	$4,479,515	$2,792,730
Earnings per share:
Basic	$4.99	$5.40	$3.35	$10.39	$6.28
Diluted	$4.88	$5.28	$3.29	$10.16	$6.18
Weighted-average shares of common stock outstanding:
Basic	430,065	432,090	443,881	431,078	444,559
Diluted	439,739	441,654	451,572	440,697	451,990

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Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,624,939	$7,116,913
Short-term investments	30,973	20,973
Other current assets	2,959,641	2,780,247
Total current assets	9,615,553	9,918,133
Content assets, net	31,927,355	31,658,056
Property and equipment, net	1,510,958	1,491,444
Other non-current assets	6,045,029	5,664,359
Total assets	$49,098,895	$48,731,992
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,391,437	$4,466,470
Accounts payable	598,557	747,412
Accrued expenses and other liabilities	1,876,244	1,803,960
Deferred revenue	1,473,720	1,442,969
Short-term debt	1,800,041	399,844
Total current liabilities	10,139,999	8,860,655
Non-current content liabilities	2,028,782	2,578,173
Long-term debt	12,180,024	14,143,417
Other non-current liabilities	2,637,397	2,561,434
Total liabilities	26,986,202	28,143,679
Stockholders' equity:
Common stock	5,680,061	5,145,172
Treasury stock at cost	(10,547,055)	(6,922,200)
Accumulated other comprehensive loss	(89,114)	(223,945)
Retained earnings	27,068,801	22,589,286
Total stockholders' equity	22,112,693	20,588,313
Total liabilities and stockholders' equity	$49,098,895	$48,731,992

Supplemental Information
Total streaming content obligations*	$23,309,602	$21,713,349

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for recognition.

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income	$2,147,306	$2,332,209	$1,487,610	$4,479,515	$2,792,730
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(4,048,852)	(3,728,967)	(3,683,007)	(7,777,819)	(6,141,673)
Change in content liabilities	(366,572)	(189,441)	46,119	(556,013)	(308,672)
Amortization of content assets	3,769,690	3,670,805	3,410,021	7,440,495	6,870,005
Depreciation and amortization of property, equipment and intangibles	81,227	87,234	89,385	168,461	179,720
Stock-based compensation expense	68,766	76,345	78,030	145,111	177,129
Foreign currency remeasurement loss (gain) on debt	(42,692)	(130,801)	28,952	(173,493)	109,603
Other non-cash items	138,588	97,181	121,483	235,769	241,491
Deferred income taxes	(209,387)	(107,077)	(103,172)	(316,464)	(201,954)
Changes in operating assets and liabilities:
Other current assets	(28,959)	38,049	(183,049)	9,090	(271,571)
Accounts payable	(19,358)	(145,265)	38,332	(164,623)	(51,336)
Accrued expenses and other liabilities	(114,303)	251,782	177,831	137,479	363,130
Deferred revenue	4,236	26,515	49,647	30,751	47,257
Other non-current assets and liabilities	(88,843)	(66,047)	(117,950)	(154,890)	(186,887)
Net cash provided by operating activities	1,290,847	2,212,522	1,440,232	3,503,369	3,618,972
Cash flows from investing activities:
Purchases of property and equipment	(78,287)	(75,714)	(100,972)	(154,001)	(162,991)
Purchases of short-term investments	—	—	(303,228)	—	(504,862)
Proceeds from maturities of short-term investments	—	—	501,937	—	501,937
Net cash provided by (used in) investing activities	(78,287)	(75,714)	97,737	(154,001)	(165,916)
Cash flows from financing activities:
Repayments of debt	—	(400,000)	—	(400,000)	—
Proceeds from issuance of common stock	118,750	268,881	34,717	387,631	60,745
Repurchases of common stock	(1,599,998)	(2,000,000)	(645,146)	(3,599,998)	(1,045,247)
Taxes paid related to net share settlement of equity awards	(1,883)	(1,825)	—	(3,708)	—
Other financing activities	(6,250)	—	(38,920)	(6,250)	(38,920)
Net cash used in financing activities	(1,489,381)	(2,132,944)	(649,349)	(3,622,325)	(1,023,422)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(122,723)	(95,790)	39,626	(218,513)	66,049
Net increase (decrease) in cash, cash equivalents, and restricted cash	(399,544)	(91,926)	928,246	(491,470)	2,495,683
Cash, cash equivalents and restricted cash at beginning of period	7,026,589	7,118,515	6,738,019	7,118,515	5,170,582
Cash, cash equivalents and restricted cash at end of period	$6,627,045	$7,026,589	$7,666,265	$6,627,045	$7,666,265

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$1,290,847	$2,212,522	$1,440,232	$3,503,369	$3,618,972
Purchases of property and equipment	(78,287)	(75,714)	(100,972)	(154,001)	(162,991)
Non-GAAP free cash flow	$1,212,560	$2,136,808	$1,339,260	$3,349,368	$3,455,981

12

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except percentages)

	As Reported	Constant Currency Adjustment	Hedging Gain Included in Revenue	Constant Currency Revenue	Reported Change	Constant Currency Change
Non-GAAP reconciliation of reported and constant currency revenue growth for the quarter ended June 30, 2024:
Total revenues	$9,559,310	$463,668	$(33,301)	$9,989,677	17%	22%

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